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        Talking points for Sales Group: For Use During Proxy Solicitation



OVERVIEW

The Flag International Fund is being reorganized. After the Reorganization the Flag Fund will be a feeder of the Deutsche International Equity Fund (the "IEF Portfolio").

QUESTIONS ABOUT THE REORGANIZATION TRANSACTION IN GENERAL

Q. Why is the Fund doing the Reorganization transaction?

A. The Fund is small. The Reorganization provides an opportunity for the Fund to invest in a larger fund with an excellent performance record, and for the Fund's shareholders to receive added diversification. In the long run, shareholders also have the potential for reduced overall expenses.

Q. Fund shareholders approved the Reorganization of the Fund in October 1999. Why are Fund shareholders being asked to approve the Reorganization again?

A. Shareholders are being asked to approve the Reorganization again because the expected tax effects of the Reorganization have changed.

Q. What are the expected tax effects of the reorganization as of now?

A. If the Reorganization is approved, the Fund expects to immediately recognize most of its unrealized gains and pay a capital gains distribution to shareholders.

Q. What will happen if shareholders do not approve the Reorganization?

A. The Fund is relatively small in size. The Fund's advisor has informed the Board of Directors that if the Reorganization is not approved, the advisor will likely recommend liquidating the Fund. A complete liquidation of the Fund will have tax consequences similar to those expected if the Reorganization is approved.
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QUESTIONS ABOUT TAX EFFECTS

Q.   What are the tax effects of the proposed Reorganization.

A. Prior to the Reorganization a capital gains distribution will be paid. Unless you are in a tax deferred account, such as an IRA account, you will owe taxes on the amounts distributed. The Reorganization itself is not a taxable event, and will not create additional taxes.

Q.   Will the Reorganization change my cost basis for tax purposes?

A.   No.

     Your tax basis will be the same as it was before the Reorganization.

Q. The IEF Portfolio has large amounts of unrealized capital gains. By investing in the Fund, am I picking up a potion of those IEF capital gains?

A.   No.

     Each Fund or Portfolio is responsible for the amount of its own unrealized capital gains up to the date of the Reorganization.

Q.   What does this mean?

A. This means that shareholders in the Flag International Equity Fund do not inherit or pick-up liability for the unrealized capital gains in the IEF Portfolio prior to the Reorganization. Taxes on the amount of these gains, if and when realized after the Reorganization are the responsibility of the IEF Portfolio's shareholders.

     Of course, Flag Fund shareholders are responsible for the amount of unrealized capital gains in their Fund as of the date the Reorganization takes place, if and when gains accumulated before the Reorganization are realized.

     Flag Fund shareholders and other IEF Portfolio shareholders will share proportionately in tax exposure for FUTURE capital appreciation, generated by the IEF Portfolio after the Reorganization.


Q.   What is the current capital gains status of the Flag Fund?

A. As of January 27, 2000, the Flag Fund had $4.14 per share in unrealized, net capital gains. In connection with the reorganization transaction, the Fund expects to distribute most of these capital gains to Fund shareholders.
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Q.   What will be the amount of the capital gains distribution?

A. The exact amount of the distribution will not be known until the transaction takes place. The Fund estimated that if the transaction had happened on January 27, 2000, the distribution would have been $3.08 per share.

Q. What will the capital gains status of the Fund be after the capital gains distribution?

A. After the distribution, the Fund will still have some unrealized capital gains. The Fund estimated that if the transaction had happened on January 27, 2000, this amount would have been $0.57 per share. It is impossible to predict, however, if, or when the amount of these unrealized gains will be realized, and generate taxable distributions for shareholders.

Q.   Will the transaction have tax consequences for me?

A. It might, depending on various facts, for example, the type of account where you hold your Fund shares.

     If you hold shares in an IRA or similar tax-deferred account, the transaction will have no tax consequences. There will be a taxable capital gains distribution paid prior to the Reorganization. You should consult with your tax adviser.